                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 4)(1)

                            SCS Transportation, Inc.
                            ------------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                    81111T102
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 21, 2006
                                 --------------
             (Date of Event Which Requires Filing of This Statement)

          If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

          NOTE.  Schedules filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 26 Pages)

--------
(1)      The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 2 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   820,846
OWNED BY EACH  -----------------------------------------------------------------
  REPORTING         8     SHARED VOTING POWER
 PERSON WITH
                               - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               820,846
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     820,846
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 3 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PARCHE, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   329,838
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               329,838
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     329,838
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 4 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG AMBROSE MASTER FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   114,697
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               114,697
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     114,697
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 5 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG HALIFAX FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   105,605
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               105,605
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     105,605
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 6 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   511,677
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               511,677
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     511,677
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 7 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ADMIRAL ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,150,684
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,150,684
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,150,684
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 8 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   511,677
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               511,677
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     511,677
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 9 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS CAPITAL GROUP, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,882,663
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,882,663
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,882,663
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 10 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     C4S & CO., LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,882,663
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,882,663
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,882,663
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 11 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,882,663
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,882,663
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,882,663
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 12 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,882,663
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,882,663
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,882,663
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 13 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,882,663
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,882,663
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,882,663
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 14 of 26 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,882,663
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,882,663
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,882,663
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 15 of 26 Pages
----------------------                                    ----------------------

                  The following  constitutes Amendment No. 4 ("Amendment No. 4")
to the Schedule 13D filed by the  undersigned.  This  Amendment No. 4 amends the
Schedule 13D as specifically set forth.

         Item 3 is hereby amended and restated as follows:

         The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax and
Ramius Master were  purchased with the working  capital of such entities  (which may, at any given time,  include  margin  loans made by  brokerage  firms in the ordinary  course of  business)  in open market  purchases,  except as  otherwise noted, as set forth in Schedule A, which is  incorporated  by reference  herein.
The aggregate  purchase cost of the 1,882,663 Shares  beneficially  owned in the aggregate  by  all  of  the  Reporting  Persons  is  approximately  $44,788,553, including brokerage commissions.

         Item 5 is hereby amended and restated as follows:

                  The  aggregate  percentage  of Shares  reported  owned by each person named herein is based upon 14,632,162  Shares  outstanding,  which is the total number of Shares  outstanding  as of February 21, 2006, as reported in the
Issuer's  Definitive  Proxy  Statement on Schedule 14A filed with the Securities and Exchange Commission on March 10, 2006.

     A.           Starboard

          (a)     As of the date of this  filing,  Starboard  beneficially  owns
820,846 Shares.

                  Percentage: Approximately 5.6% as of the date hereof.

          (b)     1. Sole  power to vote or  direct  vote: 820,846
                  2. Shared  power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 820,846
                  4. Shared power to dispose or direct the disposition: 0

          (c)     The  transactions  by Starboard in the Shares since the filing of the  Amendment  No. 3 to  Schedule  13D are set forth in  Schedule  A and are incorporated by reference.

     B.           Parche

          (a)     As of the  date  of  this  filing,  Parche  beneficially  owns
329,838 Shares.

                  Percentage: Approximately 2.3% as of the date hereof.

          (b)     1. Sole power to vote or direct vote: 329,838
                  2. Shared  power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 329,838
                  4. Shared power to dispose or direct the disposition: 0

          (c)     The  transactions  by Parche in the Shares since the filing of the  Amendment  No.  3 to  Schedule  13D are set  forth  in  Schedule  A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 16 of 26 Pages
----------------------                                    ----------------------

     C.           RCG Ambrose

          (a)     As of the date of this filing,  RCG Ambrose  beneficially owns
114,697 Shares.

                  Percentage: Less than 1% as of the date hereof.

          (b)     1. Sole  power to vote or  direct  vote: 114,697
                  2. Shared  power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 114,697
                  4. Shared power to dispose or direct the disposition: 0

          (c)     The transactions by RCG Ambrose in the Shares since the filing of the  Amendment  No. 3 to  Schedule  13D are set forth in  Schedule  A and are incorporated by reference.

     D.           RCG Halifax

          (a)     As of the date of this filing,  RCG Halifax  beneficially owns
105,605 Shares.

                  Percentage: Less than 1% as of the date hereof.

          (b)     1. Sole power to vote or direct vote: 105,605
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to  dispose or direct the disposition: 105,605
                  4. Shared power to dispose or direct the disposition: 0

          (c)     The transactions by RCG Halifax in the Shares since the filing of the  Amendment  No. 3 to  Schedule  13D are set forth in  Schedule  A and are incorporated by reference.

     E.           Ramius Master

          (a)     As of the date of this filing, Ramius Master beneficially owns
511,677 Shares.

                  Percentage: Approximately 3.5% as of the date hereof.

          (b)     1. Sole power to vote or direct vote: 511,677
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 511,677
                  4. Shared power to dispose or direct the disposition: 0

          (c)     The  transactions  by Ramius  Master in the  shares  since the filing of the  Amendment  No. 3 to Schedule  13D are set forth in Schedule A and are incorporated by reference.

     F.           Admiral Advisors

          (a)     As of the date of this filing,  as the  investment  manager of
Starboard and the managing member of Parche,  Admiral Advisors may be deemed the

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 17 of 26 Pages
----------------------                                    ----------------------

beneficial  owner of (i) 820,846  Shares  owned by  Starboard  and (ii)  329,838
Shares owned by Parche.

                  Percentage: Approximately 7.9% as of the date hereof.

          (b)     1. Sole power to vote or direct vote: 1,150,684
                  2. Shared  power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 1,150,684
                  4. Shared power to dispose or direct the disposition: 0

          (c)     Admiral  Advisors did not enter into any  transactions  in the
Shares since the filing of Amendment No. 3 to the Schedule 13D. The transactions in the Shares since the filing of Amendment  No. 3 to the Schedule 13D on behalf of Starboard and Parche are set forth in Schedule A and are incorporated  herein by reference.

     G.           Ramius Advisors

          (a)     As of the date of this filing,  as the  investment  advisor of
Ramius Master,  Ramius  Advisors may be deemed the  beneficial  owner of 511,677
Shares owned by Ramius Master.

                  Percentage: Approximately 3.5% as of the date hereof.

          (b)     1. Sole power to vote or direct vote: 511,677
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 511,677
                  4. Shared power to dispose or direct the disposition: 0

          (c)     Ramius  Advisors  did not enter into any  transactions  in the
Shares since the filing of Amendment No. 3 to the Schedule 13D. The transactions in the Shares since the filing of Amendment  No. 3 to the Schedule 13D on behalf of Ramius  Master  are set forth in  Schedule A and are  incorporated  herein by reference.

     H.           Ramius Capital

          (a)     As of the date of this  filing,  as the sole member of Admiral
Advisors and Ramius  Advisors (the  investment  advisor of Ramius Master) and as the  investment  advisor to RCG Halifax and RCG Ambrose,  Ramius  Capital may be
deemed the  beneficial  owner of (i) 820,846  shares  owned by  Starboard,  (ii)
329,838 Shares owned by Parche, (iii) 114,697 Shares owned by RCG Ambrose,  (iv)
105,605  Shares  owned by RCG  Halifax and (v)  511,677  Shares  owned by Ramius
Master.

                  Percentage: Approximately 12.9% as of the date hereof.

          (b)     1. Sole power to vote or direct vote: 1,882,663
                  2. Shared  power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 1,882,663
                  4. Shared power to dispose or direct the disposition: 0

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 18 of 26 Pages
----------------------                                    ----------------------

          (c)     Ramius  Capital  did not enter  into any  transactions  in the
Shares since the filing of Amendment No. 3 to the Schedule 13D. The transactions in the Shares since the filing of Amendment  No. 3 to the Schedule 13D on behalf of Starboard,  Parche, RCG Ambrose,  RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated herein by reference.

     I.           C4S

          (a)     As of the  date of this  filing,  as the  managing  member  of
Ramius  Capital,  C4S may be deemed the  beneficial  owner of (i) 820,846 Shares owned by Starboard,  (ii) 329,838  Shares owned by Parche,  (iii) 114,697 Shares owned by RCG Ambrose,  (iv) 105,605 Shares owned by RCG Halifax, and (v) 511,677
Shares owned by Ramius Master.

                  Percentage: Approximately 12.9% as of the date hereof.

          (b)     1. Sole power to vote or direct vote: 1,882,663
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 1,882,663
                  4. Shared power to dispose or direct the disposition: 0

          (c)     C4S did not enter into any  transactions  in the Shares  since the filing of Amendment  No. 3 to the  Schedule  13D.  The  transactions  in the
Shares  since the filing of  Amendment  No. 3 to the  Schedule  13D on behalf of
Starboard,  Parche, RCG Ambrose,  RCG Halifax and Ramius Master are set forth in
Schedule A and are incorporated by reference.

     J.           Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

          (a)     As of the date of this filing, as the managing members of C4S, each of Mr. Cohen,  Mr.  Stark,  Mr.  Strauss and Mr.  Solomon may be deemed the beneficial  owner of (i) 820,846 Shares owned by Starboard,  (ii) 329,838 Shares owned by Parche, (iii) 114,697 Shares owned by RCG Ambrose,  (iv) 105,605 Shares owned by RCG Halifax  and (v) 511,677  Shares  owned by Ramius  Master.  Each of
Messrs.  Cohen,  Stark,  Solomon and Strauss share voting and dispositive  power with respect to the Shares owned by Starboard,  Parche, RCG Ambrose, RCG Halifax and Ramius  Master by virtue of their  shared  authority  to vote and dispose of such Shares.  Messrs.  Cohen,  Stark,  Solomon and Strauss  disclaim  beneficial ownership of such Shares.

                  Percentage: Approximately 12.9% as of the date hereof.

          (b)     1. Sole  power to vote or direct  vote: 0
                  2. Shared power to vote or direct vote: 1,882,663
                  3. Sole power to dispose or direct the disposition: 0
                  4. Shared power to dispose or direct the disposition: 1,882,663

          (c)     None of Mr. Cohen,  Mr. Stark,  Mr. Strauss or Mr. Solomon has
entered into any  transactions in the Shares since the filing of Amendment No. 3 to the  Schedule  13D.  The  transactions  in the  Shares  since  the  filing of
Amendment No. 3 to the Schedule 13D on behalf of Starboard, Parche, RCG Ambrose,

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 19 of 26 Pages
----------------------                                    ----------------------

RCG Halifax and Ramius  Master are set forth in Schedule A and are  incorporated by reference.

          (d)     No person  other than the  Reporting  Persons is known to have the right to receive,  or the power to direct the receipt of dividends  from, or proceeds from the sale of, such Shares.

          (e)     Not applicable.

          Item 7 is hereby amended to add the following exhibits:

                  7.  Joint Filing Agreement by and among Starboard, Parche, RCG
                      Ambrose,  RCG Halifax,  Ramius Master,  Admiral  Advisors,
                      Ramius  Advisors,  Ramius  Capital,  C4S, Mr.  Cohen,  Mr.
                      Stark, Mr. Solomon, and Mr. Strauss, dated April 25, 2006.

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 20 of 26 Pages
----------------------                                    ----------------------

                                   SIGNATURES
                                   ----------

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 25, 2006

RAMIUS CAPITAL GROUP, LLC                         RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                            By: Ramius Capital Group, LLC,
    as Managing Member                                its Investment Advisor

By: /s/ Morgan B. Stark                           By: C4S & Co., L.L.C.,
    --------------------------                        its Managing Member
    Name: Morgan B. Stark
    Title: Managing Member                        By: /s/ Morgan B. Stark
                                                      --------------------------
                                                      Name: Morgan B. Stark
                                                      Title: Managing Member

RCG HALIFAX FUND, LTD.                            RAMIUS MASTER FUND, LTD

By: Ramius Capital Group, LLC,                    By: Ramius Advisors, LLC
    its Investment Advisor                            its Investment Advisor

By: C4S & Co., L.L.C.,                            By: Ramius Capital Group, LLC
    its Managing Member                               its Managing Member

By: /s/ Morgan B. Stark                           By: /s/ Morgan B. Stark
    --------------------------                        --------------------------
    Name: Morgan B. Stark                          Name: Morgan B. Stark
    Title: Managing Member                            Title: Managing Member

C4S & CO., L.L.C.                                  MORGAN B. STARK

By: /s/ Morgan B. Stark                           /s/ Morgan B. Stark
    --------------------------                    ------------------------------
    Name: Morgan B. Stark                         Individually and as attorney-in-fact
    Title: Managing Member                        for Peter A. Cohen, Jeffrey M. Solomon
                                                  and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 21 of 26 Pages
----------------------                                    ----------------------

STARBOARD VALUE AND OPPORTUNITY                   PARCHE, LLC
MASTER FUND LTD.
                                                  By: Admiral Advisors, LLC,
By: /s/ Morgan B. Stark                            its managing member
    --------------------------
    Name: Morgan B. Stark                         By: /s/ Morgan B. Stark
    Title: Authorized Signatory                       --------------------------
                                                      Name: Morgan B. Stark
                                                      Title: Authorized Signatory

ADMIRAL ADVISORS, LLC                             RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,                    By: Ramius Capital Group, LLC,
    its managing member                               its managing member

By: /s/ Morgan B. Stark                           By: /s/ Morgan B. Stark
    --------------------------                        --------------------------
    Name: Morgan B. Stark                             Name: Morgan B. Stark
    Title: Authorized Signatory                       Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 22 of 26 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX
                                  -------------

                              Exhibit                                      Page
                              -------                                      ----

1.  Joint Filing and Solicitation  Agreement by and among Starboard,        --
    Parche,  RCG  Ambrose,  RCG  Halifax,   Ramius  Master,  Admiral
    Advisors,  Ramius Advisors,  Ramius Capital, C4S, Mr. Cohen, Mr.
    Stark, Mr. Solomon,  Mr. Strauss,  Mr. Smith and Mr. Ward, dated
    January 12, 2006 (previously filed).

2.  Nomination  Letter from Starboard to the Issuer,  dated December        --
    10, 2005 (previously filed).

3.  Letter  from  Starboard  to the  Chairman  and  Chief  Executive        --
    Officer  of the  Issuer,  dated  January  12,  2006  (previously filed).

4.  Power of Attorney for Peter A. Cohen, Morgan B. Stark, Thomas W.        --
    Strauss and Jeffrey M. Solomon, dated March 11, 2005 (previously filed).

5.  Settlement  Agreement among Starboard Value & Opportunity Master        --
    Fund Ltd.;  Parche,  LLC;  RCG Ambrose  Master Fund,  Ltd.;  RCG
    Halifax Fund, Ltd.; Ramius Master Fund, Ltd.;  Admiral Advisors,
    LLC; Ramius Advisors, LLC; Ramius Capital Group, LLC; C4S & Co.,
    LLC; Peter A. Cohen; Morgan B. Stark; Jeffrey M. Solomon; Thomas
    W.  Strauss;  Jeffrey C.  Smith;  and  Jeffrey C. Ward,  and SCS
    Transportation, Inc., dated March 2, 2006 (previously filed).

6.  Press release, dated March 2, 2006 (previously filed).                  --

7.  Joint  Filing  Agreement  by and among  Starboard,  Parche,  RCG       25-26
    Ambrose, RCG Halifax,  Ramius Master,  Admiral Advisors,  Ramius
    Advisors,  Ramius  Capital,  C4S,  Mr.  Cohen,  Mr.  Stark,  Mr.
    Solomon, and Mr. Strauss dated April 25, 2006.

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 23 of 26 Pages
----------------------                                    ----------------------

                                   SCHEDULE A
                                   ----------

 Transactions in the Shares Since the Filing of the Amendment No. 3 to the Schedule 13D
 --------------------------------------------------------------------------------------

Shares of Common Stock               Price Per                        Date of
   Purchased/(Sold)                  Share($)                      Purchase/Sale
   ----------------                  --------                      -------------

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                ------------------------------------------------

      (21,840)                       30.2415                          3/13/06

        7,164                        29.2071                          3/17/06

       10,308                        29.8604                          3/21/06

        4,368                        29.2848                          3/22/06

        6,552                        28.5144                          3/23/06

      190,968                        28.0800                          4/21/06

                                   PARCHE, LLC
                                   -----------

       (4,560)                       30.2415                          3/13/06

       (4,160)                       30.2415                          3/13/06

        1,732                        29.2071                          3/17/06

        1,364                        29.2071                          3/17/06

        2,492                        29.8604                          3/21/06

        1,964                        29.8604                          3/21/06

        1,056                        29.2848                          3/22/06

          832                        29.2848                          3/22/06

        1,584                        28.5144                          3/23/06

        1,248                        28.5144                          3/23/06

       40,296                        28.0800                          4/21/06

       36,354                        28.0800                          4/21/06

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 24 of 26 Pages
----------------------                                    ----------------------

                          RCG AMBROSE MASTER FUND, LTD.
                          -----------------------------

       (3,120)                       30.2415                          3/13/06

        1,023                        29.2071                          3/17/06

        1,473                        29.8604                          3/21/06

          624                        29.2848                          3/22/06

          936                        28.5144                          3/23/06

       26,178                        28.0800                          4/21/06

                             RCG HALIFAX FUND, LTD.
                             ----------------------

       (2,880)                       30.2415                          3/13/06

        1,102                        29.2071                          3/17/06

        1,586                        29.8604                          3/21/06

          672                        29.2848                          3/22/06

        1,008                        28.5144                          3/23/06

       24,528                        28.0800                          4/21/06

                             RAMIUS MASTER FUND, LTD
                             -----------------------

      (13,440)                       30.2415                         3/13/06

        4,015                        29.2071                         3/17/06

        5,777                        29.8604                         3/21/06

        2,448                        29.2848                         3/22/06

        3,672                        28.5144                         3/23/06

      119,136                        28.0800                         4/21/06

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 25 of 26 Pages
----------------------                                    ----------------------

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1)(iii)  under the Securities Exchange
Act of 1934,  as amended,  the persons  named below agree to the joint filing on behalf of each of them of a  Statement  on  Schedule  13D dated  April 25,  2006
(including  amendments  thereto)  with  respect  to  the  Common  Stock  of  SCS
Transportation, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 25, 2006

RAMIUS CAPITAL GROUP, LLC                         RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                            By: Ramius Capital Group, LLC,
    as Managing Member                                its Investment Advisor

By: /s/ Morgan B. Stark                           By: C4S & Co., L.L.C.,
    --------------------------                        its Managing Member
    Name: Morgan B. Stark
    Title: Managing Member                        By: /s/ Morgan B. Stark
                                                      --------------------------
                                                      Name: Morgan B. Stark
                                                      Title: Managing Member

RCG HALIFAX FUND, LTD.                            RAMIUS MASTER FUND, LTD

By: Ramius Capital Group, LLC,                    By: Ramius Advisors, LLC
    its Investment Advisor                            its Investment Advisor

By: C4S & Co., L.L.C.,                            By: Ramius Capital Group, LLC
    its Managing Member                               its Managing Member

By: /s/ Morgan B. Stark                           By: /s/ Morgan B. Stark
    --------------------------                        --------------------------
    Name: Morgan B. Stark                          Name: Morgan B. Stark
    Title: Managing Member                            Title: Managing Member

C4S & CO., L.L.C.                                 MORGAN B. STARK

By: /s/ Morgan B. Stark                           /s/ Morgan B. Stark
    --------------------------                    ------------------------------
    Name: Morgan B. Stark                         Individually and as attorney-in-fact
    Title: Managing Member                        for Peter A. Cohen, Jeffrey M. Solomon
                                                  and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 81111T102                   13D                    Page 26 of 26 Pages
----------------------                                    ----------------------

STARBOARD VALUE AND OPPORTUNITY                   PARCHE, LLC
MASTER FUND LTD.
                                                  By: Admiral Advisors, LLC,
By: /s/ Morgan B. Stark                            its managing member
    --------------------------
    Name: Morgan B. Stark                         By: /s/ Morgan B. Stark
    Title: Authorized Signatory                       --------------------------
                                                      Name: Morgan B. Stark
                                                      Title: Authorized Signatory

ADMIRAL ADVISORS, LLC                             RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,                    By: Ramius Capital Group, LLC,
    its managing member                               its managing member

By: /s/ Morgan B. Stark                           By: /s/ Morgan B. Stark
    --------------------------                        --------------------------
    Name: Morgan B. Stark                         Name: Morgan B. Stark
    Title: Authorized Signatory                   Title: Authorized Signatory